Exhibit 99.1
News From
REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523

FOR IMMEDIATE RELEASE
Federal Signal Corporation Closes Public Offering of Common Stock Including
Over-Allotment Option
OAK BROOK, Ill., May 12 /PRNewswire-FirstCall/ — Federal Signal Corporation (NYSE: FSS), a leader in environmental, safety and transportation solutions, announced today that it has closed its previously announced public offering of 12,075,000 shares of common stock, including 1,575,000 shares pursuant to the underwriters’ over-allotment option, at $6.25 per share. The sole book-running manager for the offering and representative of the other underwriters is Citi.
Federal Signal received net proceeds from this offering of approximately $71.0 million, after deducting underwriting discounts and commissions and estimated expenses. The Company intends to use the net proceeds from the offering to repay indebtedness under Federal Signal’s revolving credit facility associated with the recent acquisitions of Sirit and VESystems.
Copies of the final prospectus supplement, dated May 7, 2010, with the base prospectus dated March 24, 2010, may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (telephone: (800) 831-9146) or through the Securities and Exchange Commission (“SEC”) website at http://www.sec.gov.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the common stock or any other securities of the Company. No offer, solicitation or sale shall be made in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
About Federal Signal
Federal Signal enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and transportation customers and markets. Headquartered in Oak Brook, IL, with manufacturing facilities worldwide, Federal Signal operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue. The Company is creating a fourth group, Federal Signal Technologies. For more information on Federal Signal, visit: http://www.federalsignal.com.
Forward-Looking Language
This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: the cyclical nature of the Company’s industrial, municipal, government and commercial markets; availability of credit and third-party financing for customers; the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives; volatility in securities trading markets; economic downturns; risks associated with suppliers, dealers and other partner alliances; changes in cost competitiveness including those resulting from foreign currency movements; technological advances by competitors; increased competition and pricing pressures in the markets served by the Company; the ability of the Company to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increased warranty and product liability expenses; compliance with environmental and safety regulations; restrictive debt covenants; disruptions in the supply of parts or components from sole source suppliers and subcontractors; domestic and foreign governmental policy change; unforeseen developments in contingencies such as litigation, protection and validity of patent and other intellectual property rights; retention of key employees; general changes in the competitive environment; and other risks and uncertainties described in filings with the SEC.
Contact: William Barker, +630-954-2000, wbarker@federalsignal.com